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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-_______), being filed with the Securities and Exchange Commission (the "Commission") by Isonics Corporation pertaining to the Isonics Corporation 1996 Executives' Equity Incentive Plan and the 1996 Equity Incentive Plan, of our report dated June 26, 2000, with respect to the consolidated balance sheets of Isonics Corporation and Subsidiaries as of April 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended included in the Annual Report on Form 10-KSB of Isonics Corporation for the year ended April 30, 2000, filed with the Commission on July 28, 2000.


/s/ Grant Thornton LLP


San Jose, California
December 21, 2000